UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 3

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14064 (Commission File Number)	11-2408943 (IRS Employer Identification No.)

767 Fifth Avenue, New York, New York (Address of principal executive offices)	10153 (Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 3, 2016, The Estée Lauder Companies Inc. (the “Company”) filed a Current Report on Form 8-K (the “May 3, 2016 Form 8-K”) regarding a multi-year initiative (“Leading Beauty Forward”).  The Company disclosed, at that time, that Leading Beauty Forward is expected to include a number of initiatives, and that restructuring and other charges to implement those initiatives through fiscal 2021 are expected to total between $600 million and $700 million (before tax).  At that time, the Company was unable to determine the estimated amount or range of amounts to be incurred by major cost type or the future cash expenditures pursuant to Leading Beauty Forward.  In the Company’s Quarterly Report on Form 10-Q filed on February 2, 2017 (the “December 31, 2016 Form 10-Q”), the Company disclosed such details for specific initiatives approved cumulatively through December 31, 2016.  The Company is filing this Form 8-K/A to provide details about specific initiatives approved since then.

Between January 1, 2017 and February 16, 2017, the Company approved certain initiatives under Leading Beauty Forward as follows:

•            Optimize Select Corporate Functions - The Company continued to approve initiatives to realign and optimize its organization to better leverage scale, improve productivity, reduce complexity and achieve cost savings across various functions.  These actions will result in a net reduction of the workforce, which includes position eliminations, the re-leveling of certain positions and an investment in new capabilities.  The Company also approved consulting and other professional services related to the design of the future structures, processes and technologies of certain corporate functions and, to a lesser extent, costs for training and recruitment related to the new capabilities.

•            Optimize Corporate and Region Market Support Structures - The Company continued to approve initiatives to enhance its go-to-market support structures and achieve synergies across certain geographic regions, brands and channels.  These initiatives are primarily intended to shift certain areas of focus from traditional to social and digital marketing strategies to provide enhanced consumer experience, as well as to support expanded omnichannel opportunities.  These actions will result in a net reduction of the workforce, which includes position eliminations, the re-leveling of certain positions and an investment in new capabilities.  The Company also approved consulting and other professional services related to the design of the future structures, processes and technologies and, to a lesser extent, other costs for recruitment and training related to the new capabilities.

•            Optimize Supply Chain - The Company continued to approve certain activities related to initiatives to redesign transportation management activities and to enhance its quality assurance organization.  To enable the implementation of these initiatives, other charges were approved for consulting fees and, to a lesser extent, project management costs.

Once the relevant accounting criteria have been met, the Company expects to record restructuring and other charges of approximately $72 million (before tax) in connection with these initiatives, which are expected to result in future cash expenditures.

Of the $600 million to $700 million restructuring and other charges expected to be incurred in connection with Leading Beauty Forward, total cumulative charges approved by the Company through February 16, 2017 were:

	Sales Returns		Operating Expenses
(In millions)	(included in Net Sales)	Cost of Sales	Restructuring Charges	Other Charges	Total
Approval Period
Fiscal 2016	$4	$28	$87	$71	$190
Six months ended December 31, 2016	—	2	33	25	60
January 1, 2017 — February 16, 2017	—	5	33	34	72
Cumulative through February 16, 2017	$4	$35	$153	$130	$322

Included in the above table, cumulative restructuring initiatives approved by the Company through February 16, 2017 were:

(In millions)	Employee- Related Costs	Asset- Related Costs	Contract Terminations	Other Exit Costs	Total
Approval Period
Fiscal 2016	$75	$3	$5	$4	$87
Six months ended December 31, 2016	30	1	—	2	33
January 1, 2017 — February 16, 2017	32	—	—	1	33
Cumulative through February 16, 2017	$137	$4	$5	$7	$153

The Company will continue to file additional disclosures in connection with initiatives associated with Leading Beauty Forward that individually or collectively are determined to be significant.  Such disclosures would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: February 17, 2017	By:	/s/ TRACEY T. TRAVIS
Tracey T. Travis
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)